Exhibit 10.41

Dated 21st October 2002

OXFORD IMMUNOTEC LIMITED (1)

and

DR P WRIGHTON-SMITH (2)

SERVICE AGREEMENT

Manches

3 Worcester Street

Oxford

OX1 2PZ

Tel : (01865) 722106

Fax : (01865) 201012

www.manches.co.uk

THIS AGREEMENT dated 21st October 2002 is made

BETWEEN

(1)	OXFORD IMMUNOTEC LIMITED Company Number 4516079 whose registered office is at 3 Worcester Street, Oxford, OX1 2PZ, England (“the Company”); and

(2)	DR PETER WRIGHTON-SMITH of 77 Islip Road, Oxford, OX2 7SP, England (“the Executive”).

WHEREBY IT IS AGREED as follows:-

1.	DEFINITIONS

(1)	In this Agreement unless the subject or context otherwise requires the following expressions shall have the following meanings:-

“the Board” means the Directors of the Company for the time being;

“Businesses” means all and any trades or other commercial activities of any Group Company with which the Executive shall have been concerned or involved to any material extent at any time during the period of six months prior to the Termination Date and which the relevant Group Company shall carry on with a view to profit or which the relevant Group Company shall at the Termination Date have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Executive shall at the Termination Date possess any Confidential Business Information;

“Business Contact” means any person with whom a Group Company shall have entered into any form of commercial transaction at any time within the period of one year ending on the Termination Date;

“Customer” means any person with whom the Executive had contact or about whom he became aware of or informed in the course of his employment:

(a)	who shall at the Termination Date be negotiating with a Group Company for the supply of any Restricted Products or the provision of any Restricted Services; or

(b)	to whom a Group Company shall at any time during the period of one year prior to the Termination Date have supplied any Restricted Products or provided any Restricted Services;

“Confidential Business Information” means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form or on computer disk or tape) which is of a commercially sensitive or confidential nature and information in respect of which the Company owes an obligation of confidentiality to any third party:-

(a)	which the Executive shall acquire or has acquired at any time during his employment by the Company but which does not form part of the Executive’s own stock in trade; and

(b)	which is not readily ascertainable to persons not connected with the Company either at all or without a significant expenditure of labour, skill or money;

“Corporate Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of any Group Company;

“Employee” means any person who is or was, at any time during the period of twelve months ending on the Termination Date, employed or engaged by a Group Company in a senior management, senior sales or senior technical position;

“‘F’ Ordinary Shares” means ‘F’ Ordinary Shares of 1p each in the capital of the Company;

“Group” means the group of companies consisting of the Company and any subsidiaries of the Company;

“Group Company” means a company which is a member of the Group and, for the avoidance of doubt includes the Company whether or not it has any subsidiary;

“Marketing Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future product or service of a Group Company including, without limitation, sales targets and statistics, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of clients and potential clients, commercial, technical contacts of and suppliers and potential suppliers or consultants to a Group Company, the nature of their business operations, their requirements for any product or service sold or purchased by a Group Company and all confidential aspects of their business relationship with the relevant Group Company;

“Material Interest” means:

(a)	the holding of any position as director, officer, employee, consultant, partner, principal or agent;

(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary share of any company whose shares are listed on any Recognised Investment Exchange (as defined in section 285 of the Financial Services and Markets Act 2000); or

(c)	the direct or indirect provision of any financial assistance;

“person” means any person, firm, company or organisation;

“Restricted Period” means the period of one year commencing on the Termination Date unless the Company shall have exercised its right under Clause 16 to place the Executive on “garden leave” in which case such period of one year shall be reduced by such period as the Executive shall have spent on “garden leave”;

“Restricted Products” means all and any products of a kind which shall be dealt in, produced, marketed or sold by a Group Company in the ordinary course of the Businesses;

“Restricted Services” means all and any services of a kind which shall be provided by a Group Company in the ordinary course of the Businesses;

“Technical Information” means all and any trade secrets, source codes, computer programs, inventions, designs, know-how discoveries, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the creation, production or supply of any past, present or future product or service of a Group Company;

“Termination Date” means the date on which the Executive’s employment hereunder terminates and references to “following the Termination Date” shall be construed as from and including such date of termination; and

“working days” means Mondays to Fridays inclusive but excluding Bank or other public holidays.

(2)	The expressions “holding company” and “subsidiary” shall have the meanings given thereto by section 736 of the Companies Act 1985.

(3)	Clause headings are included for guidance only and do not affect the interpretation of this Agreement.

(4)	Reference to any statutory provision includes any statutory modification or re-enactment thereof.

(5)	Unless otherwise required words denoting the singular number only shall include the plural and words denoting the masculine gender shall include the feminine and vice versa.

2.	APPOINTMENT AND DURATION

(1)	The Company appoints the Executive as its Chief Executive Officer with effect from 1st September 2002, and the Executive accepts that appointment and will serve the Company in that capacity.

(2)	The Executive’s employment hereunder shall continue (subject as hereinafter mentioned) until terminated by either party giving to the other not less than six months’ prior written notice.

(3)	The Company reserves the right, in its absolute discretion, to pay salary and benefits in lieu of notice or any unexpired period of notice whether notice is given by the Company or the Executive. Any payment in lieu shall consist solely of a sum equivalent to the Executive’s salary (at the rate applicable at the date notice is given) and the cash equivalent of any entitlement to benefits for the notice period or any unexpired period of notice and shall be subject to such deductions for tax and national insurance as the Company is required to make.

(4)	The period of continuous employment of the Executive with the Company commenced on 1st September 2002.

3.	DUTIES AND PLACE OF EMPLOYMENT

(1)	During the continuance of his employment the Executive shall, without prejudice to the duties imposed on him by law, use his best endeavours to promote, develop and extend the business and interests of the Company and shall devote the whole of his working time, attention and ability to the business and affairs of the Company both during normal business hours and such additional hours as his duties shall require. The Executive agrees that the 48 hour weekly working time limit under the Working Time Regulations 1998 shall not apply to him. He understands that he can withdraw his agreement to this by giving the Company not less than 3 months’ notice. The Executive agrees to co-operate fully in assisting the Company to maintain such records of his working hours as may be required from time to time.

(2)	The Executive shall perform such duties consistent with his employment and exercise such powers, authorities and discretions as the Board or such person or persons as it shall nominate shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the Board may from time to time direct and shall do all other acts and things in the ordinary course of business of the Company consistent with his position as may be necessary or conducive to the interests of the Company.

(3)	The Executive shall at all times promptly give to the Board (in writing if so requested) all such information, explanations and assistance as the Board may require in connection with the business or affairs of the Company and the Executive’s employment hereunder.

(4)	The Executive shall (without further remuneration) if and for so long as the Company requires during the period of this Agreement:-

(a)	carry out duties on behalf of any other Group Company;

(b)	act as an officer of any other Group Company or hold any other appointment or office as nominee or representative of the Company or any other Group Company;

(c)	carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company.

(5)	The Executive’s initial place of employment shall be at 77 Islip Road, Oxford, OX2 7SP but he may be required to be permanently employed at such other place at which the Company’s head office may from time to time be located.

(6)	In the performance of his duties under this Agreement the Executive shall make such journeys whether in the United Kingdom or elsewhere as may be reasonably required of him.

4.	REMUNERATION

(1)	The Executive shall be paid a salary at the rate of £30,500 per annum.

(2)	Subject to Clause 4(3), the salary shall accrue from day to day and be payable by equal monthly instalments in arrear on the last working day of each calendar month.

(3)	The Executive recognises that the Company’s ability to pay the Executive’s salary is dependent upon its raising £62,000 of seed funding and agrees that payment of the salary which is due to him under Clause 4(1) in respect of the period from 1st September 2002 until the end of the month immediately preceding the month in which such seed funding is raised shall be deferred until the date falling two working days after the date on which such seed funding is raised.

(4)	The Executive’s salary shall be reviewed by the Board from time to time as the Board sees fit but at least once in each year and the rate of salary may be increased by the Board with effect from the date of the review by such amount, if any, as it shall, in its absolute discretion, think fit.

(5)	Whenever the Executive is only employed for part of a month he shall be entitled to a ratable proportion of the salary which he would have received if he had been employed for the whole of such a month.

(6)	The salary shall be inclusive of any fees or remuneration which the Executive receives or would otherwise be entitled to receive from the Company for acting as an officer of any Group Company.

(7)	The Executive hereby authorises the Company to deduct from the Executive’s remuneration (which for the purpose of this sub-clause shall include annual salary whether in lieu of notice or otherwise, holiday pay and sick pay) all debts owed by the Executive to the Company.

(8)	The Executive will be granted an option, in a form agreed by the Board, to subscribe for 1,093 ‘F’ Ordinary Shares at a price of £12.72 per share, becoming exercisable after 2 years of continuous service with the Company with effect from the commencement date in Clause 2 (1). This option shall be granted by the Company by 28th February 2003, or such later date as the Executive and the Company shall agree, and the Company shall make all reasonable efforts to ensure that this option shall be a qualifying option for the purposes of Schedule 14 to the Finance Act 2000.

(9)	The Executive will be granted an option, in a form agreed by the Board, to subscribe for 1,093 ‘F’ Ordinary Shares at a price equal to the price paid by the most recent subscriber for Ordinary Shares in the Company prior to the exercise date of such option. The first exercise date of such option shall be 1st September 2005. This option shall be granted by the Company by 28th February 2003, or such later date as the Executive and the Company shall agree, and the Company shall make all reasonable efforts to ensure that the option shall be a qualifying option for the purposes of Schedule 14 to the Finance Act 2000.

5.	EXPENSES

The Company shall pay to the Executive all reasonable travelling, entertainment and other expenses properly incurred by him wholly and exclusively in the performance of his duties under this Agreement. The Executive shall provide the Company with such receipts or other evidence of actual payment of the said expenses as shall be requested by the Company.

6.	HOLIDAYS

(1)	The Company’s holiday year runs from 1st January to 31st December.

(2)	The Executive shall be entitled, in addition to the normal bank and public holidays, to 25 working days’ holiday in every holiday year to be taken at such times as may be agreed between the Executive and the Board. Except with the prior consent of the Board, not more than ten working days’ holiday may be taken at one time.

(3)	The Executive may not carry forward more than five days of unused annual holiday entitlement to a subsequent holiday year without the prior consent of the Board.

(4)	Upon termination of the Executive’s employment for whatever reason the Executive’s entitlement to paid holiday shall be in direct proportion to the Executive’s length of service in the relevant holiday year. The Executive shall be entitled to salary in lieu of any outstanding holiday or in the event that holidays already taken exceed the Executive’s entitlement at the Termination Date there shall be deducted from his salary or repaid by him one day’s salary for each day of holiday already taken which is in excess of his accrued holiday entitlement.

7.	PENSION

(1)	There is currently no pension scheme in which the Executive is entitled to participate by virtue of his employment. The Company shall, however, keep question of pension provision for the Executive under review in the light of the financial resources available to the Company and will facilitate access to a stakeholder pension scheme if it is legally obliged to do so.

(2)	The Company does not hold a current contracting – out certificate under the Pension Schemes Act 1993 in respect of the Executive’s employment.

8.	SICKNESS AND INJURY

(1)	If the Executive is prevented by illness (including mental illness), accident or any other cause beyond his control from performing his duties properly he shall report this fact promptly to the Company by telephone on the first morning of absence or as soon as reasonably practicable thereafter. If the Executive is absent for more than three working days he must complete a self-certification sickness form on his return and deliver it to the Company. If the absence continues for six or more working days the Executive shall provide an appropriate medical certificate from his doctor. Thereafter the Executive must submit further appropriate medical certificates covering the whole period of absence.

(2)	Provided that the Executive has complied with the notification rules set out in sub-clause (1) of this clause the Company will continue to pay him at his normal, basic rate of pay during any unavoidable absence through sickness or injury (whether continuous or intermittent) up to a maximum in any calendar year of six weeks at full pay and a further seven weeks at half pay. Thereafter any further Company sick pay will be at the absolute discretion of the Company. Any payment made to the Executive under this provision will include any entitlement which he may have to receive statutory sick pay from the Company. Company sick pay will be reduced by the amount of any Social Security benefits recoverable by the Executive (whether or not so recovered) in respect of his illness or injury.

(3)	The Executive shall undergo a medical examination by a doctor appointed by the Company at such time or times as may be required by the Company and hereby consents to a report of any such examination being provided to the Company. The Company shall supply a copy of any such report to the Executive upon request.

9.	CONFIDENTIAL BUSINESS INFORMATION

(1)	The Executive shall not either during the continuance of his employment or at any time thereafter:-

(a)	disclose or communicate to any person or permit or enable any person to acquire any Confidential Business Information other than for any legitimate purposes of a Group Company; or

(b)	use or attempt to use any of the Confidential Business Information in any manner which may injure or cause loss either directly or indirectly to any Group Company or its customers or may be likely to do so or for any purpose other than in the discharge of his duties hereunder; or

(c)	sell or seek to sell to anyone Confidential Business Information other than for any legitimate purposes of a Group Company; or

(d)	obtain or seek to obtain any financial advantage direct or indirect from the disclosure of Confidential Business Information other than for a Group Company.

(2)	During the continuance of his employment and at all times thereafter the Executive shall use his best endeavours to prevent the unauthorised publication or disclosure of the Confidential Business Information or any part thereof.

(3)	This Clause shall not apply to:-

(a)	information or knowledge which comes into the public domain other than in consequence of the Executive’s default;

(b)	any information which the Executive has acquired other than through the performance of his duties for a Group Company;

(c)	any information which is required to be disclosed by the Executive by order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by law.

(4)	Nothing in this Agreement shall preclude the Executive from making a protected disclosure for the purposes of the Public Interest Disclosure Act 1998.

10.	RECORDS

(1)	The Executive shall not during his employment by the Company make otherwise than for the benefit of a Group Company any form of record on whatever medium relating to any Group Company (“the Records”).

(2)	The Executive shall not either during his employment or thereafter use or permit to be used any of the Records otherwise than for the benefit of a Group Company.

(3)	If the Executive shall remove from the Company’s premises or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item which contains any Confidential Business Information or which belongs to any Group Company, he will take all reasonable steps to ensure that this Confidential Business Information is kept secure and confidential.

(4)	The Executive shall return to the Company upon request and, in any event, on the Termination Date all documents, computer disks and tapes and other tangible items in his possession or under his control which belong to any Group Company or which contain or refer to any Confidential Business Information.

(5)	If so requested by the Company, the Executive shall delete all Confidential Business Information from any computer disks, tapes or other re-usable material in his possession or under his control and destroy all other documents and tangible items in his possession or under his control which contain or refer to any Confidential Business Information.

11.	INVENTIONS

(1)	If while employed by the Company the Executive (whether alone or with any other person) makes, produces or is responsible for any invention, discovery, process, business idea, or method of any description that relates to or could be used in any business of any Group Company (“an Invention”), he shall promptly give to a Director of the Company full written details thereof.

(2)	If the Invention is a patentable invention within the meaning of Section 1 of the Patents Act 1977 and, according to the provisions of Section 39 of that Act it belongs to the Executive, the Executive shall, if so requested by the Company no later than six months from disclosure to the Company pursuant to sub-clause (1) above, negotiate with the Company in good faith for the assignment or licence of the Executive’s rights in that Invention to the Company.

(3)	Any Invention which does not belong to the Executive pursuant to sub-clause (2) above shall belong to the Company and shall be held by the Executive in trust for the Company, and the Executive shall execute all documents and do all things necessary to substantiate the Company’s rights therein and to obtain registration or protection thereof in the Company’s name in any country.

(4)	Save as provided above or as required for the purpose of obtaining patent protection, the Executive shall keep all details of any Invention confidential to himself and any solicitor, counsel or patent agent instructed by him. The Executive shall not without the Company’s prior written consent apply for a patent in any country in relation to any Invention belonging to the Company and shall promptly inform the Company if he applies for a patent in any country for an Invention belonging to him.

12.	COPYRIGHT AND OTHER RIGHTS

(1)	If while employed by the Company the Executive, whether on his own or with any other person, creates any copyright work or design (including without limitation any literary, dramatic, musical or artistic work, and any film, sound recording, cable programme, broadcast, typographical arrangement of a published edition, computer program, adaptation or design document) or any other work or matter of any description (other than an Invention) capable of protection under the copyright, design right or other intellectual or industrial and commercial property laws of any country, that relates to or could be used in the business of any Group Company, (a “Protected Work”), he shall promptly disclose to a Director of the Company full details thereof in writing and shall if requested by the Company hand over to it all copies or representations of the Protected Work in any material form but shall otherwise keep the Protected Work confidential.

(2)	To the extent that the Company is not already the owner of the copyright, design rights and other intellectual or industrial and commercial property rights (“the Rights”) in a Protected Work the Executive shall hold the Protected Work in trust for the Company and agrees to assign (and, in the case of the UK copyright and design rights, hereby assigns by way of future assignment of copyright and design right respectively), all Rights therein in all countries of the world to the Company absolutely and shall execute all documents and do all things necessary to substantiate the Company’s rights in the Protected Work and to obtain protection for the Protected Work in the Company’s name in any country.

13.	OUTSIDE INTERESTS

The Executive shall not during his employment by the Company in any capacity or manner whatsoever and whether as principal or agent be directly or indirectly engaged, interested or concerned in or participate in (other than as a holder for investment purposes only of securities dealt in on a recognised Stock Exchange not exceeding 3 per cent in nominal value of the securities of that class) any trade or business except with written permission pursuant to a resolution of the Board. Such permission may be withdrawn by the Board upon reasonable notice if the relevant outside interest is, in the reasonable opinion of the Board, having an adverse effect on the Executive’s ability to discharge his duties under this Agreement or is otherwise damaging the interests of the Company.

14.	RESTRICTIONS

(1)	The Executive acknowledges that in the course of his employment he is likely to obtain knowledge of Group Companies’ trade secrets and other confidential information and will have dealings with Customers and Business Contacts and that the relationships with such Customers and Business Contracts are proprietary rights belonging to the relevant Group Company and that it is fair and reasonable for the Company to seek to protect the interests of the Group by the provisions of this Clause.

(2)	The Executive shall not directly or indirectly:-

(a)	at any time during the Restricted Period hold any Material Interest in a business which competes with any of the Businesses;

(b)	at any time during the Restricted Period, seek in any capacity whatsoever any business, orders or custom for any Restricted Products or Restricted Services from any Customer with whom the Executive shall have dealt at any time during the period of twelve months prior to the Termination Date;

(c)	at any time during the Restricted Period, accept in any capacity whatsoever orders for any Restricted Products or Restricted Services from any Customer with whom the Executive shall have dealt at any time during the period of twelve months prior to the Termination Date;

(d)	at any time before or after the Termination Date, induce or seek to induce by any means involving the disclosure or use of Confidential Business Information any Business Contact to cease dealing with a Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(e)	at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been an Employee with whom the Executive shall have dealt at any time during the period of twelve months prior to the Termination Date and who:-

(i)	by reason of his employment by such Group Company is likely to be able to assist a business in or intending to be in competition with such Group Company so to compete; or

(ii)	by reason of his employment by such Group Company is likely to be in possession of any Confidential Business Information;

(f)	at any time during the Restricted Period endeavour to entice away from the relevant Group Company or knowingly employ or engage the services of or procure or assist any third party so to employ or engage the services of any person who shall have been providing consultancy services to the relevant Group Company at any time in the period of twelve months immediately prior to the Termination Date and who:-

(i)	by reason of his engagement as a consultant by such Group Company is likely to be able to assist a business in or intending to be in competition with such Group Company so to compete; or

(ii)	by reason of his engagement as a consultant by such Group Company is likely to be in possession of any Confidential Business Information; or

(g)	at any time after the Termination Date falsely represent himself or permit himself to be held out by any person, firm or company as being in any way connected with or interested in the Company.

(3)	The Company has been established with the intention of selling products for the diagnosis and/or monitoring of TB based on interrogating the cellular immune response to the TB pathogen and subsequently selling products for the diagnosis and/or monitoring of other diseases based on interrogating the cellular immune responses to the relevant pathogen or self-antigen. Whilst these remain the commercial objectives of the Company then any business which involves the selling or projected selling of products for diagnosing or monitoring TB or the selling or projected selling of products for the diagnosis or monitoring of any disease based on interrogating the cellular immune response to the relevant pathogen or self-antigen shall be regarded as competing with or being in competition with the Businesses.

(4)	If the Executive shall be employed by a company whose business is organised on a divisional basis then, provided that the business of the division in which he is employed does not compete with any of the Businesses, he shall not be regarded as being in breach of Clause 14.2(a), even though another division of his employer may so compete.

(5)	Whilst the restrictions referred to in this Clause 14 are regarded by the parties hereto as fair and reasonable restrictions to be imposed on the Executive, it is hereby declared that the wording of this Clause 14 is severable and so much of the same as a court of competent jurisdiction may regard as unreasonable shall (so far as the same is possible) be deleted.

15.	TERMINATION PROVISIONS

(1)	The Executive acknowledges and agrees that (notwithstanding that the personal contact is between the Executive and representatives of the Business Contacts) the relationship with Business Contacts is one which exists between the relevant Group Company and its Business Contacts and is valuable to the relevant Group Company and that, so far as concerns those Business Contacts whose business is handled by the Executive, it is capable of being damaged inter alia upon the cessation for any reason of the contract of employment between the Company and the Executive. For the purposes of permitting the Company to ensure so far as possible that any such damage is minimised, and so as to preserve the relevant Group Company’s relationship with its Business Contacts after the termination of the contract of employment, and to ensure the continued proper servicing of the requirements of such Business Contacts the Executive hereby undertakes:-

(a)	not, prior to the termination of this Agreement, without the previous consent of the Board as to the manner and timing of any disclosure to the Business Contact, to inform (or do anything to cause or allow to come to the notice of) any Business Contact whose business he has handled or with whom he has had contact in connection with his employment at any time during a period of one year prior to the Termination Date or in any way give any such Business Contact reason to believe or suspect that he is leaving the employment of the Company; and

(b)	generally to co-operate with the Company and comply with the instructions of the Board in securing the handover of the affairs of any such Business Contact to any other employee(s) designated by the Company in a manner which will or is designed to ensure that the Company’s relationship with such Business Contact is preserved;

and acknowledges that any breach of the above undertakings may cause loss or damage to the Company for which it may reasonably seek compensation or injunctive relief from the Executive.

(2)	With a view to ensuring that his departure can be arranged with the minimum of inconvenience or disruption to the business of the Company and its relationship with Business Contacts and its other employees, the Executive undertakes not, without the prior approval of the Board as to the timing and manner of any communication about his departure, to inform any of his colleagues about the proposed cessation of his employment hereunder.

(3)	The Executive acknowledges the right of the Company to monitor and control the performance of its employees and ensure the proper servicing of the requirements of its Customers, and acknowledges the fiduciary obligations attaching to his position including the obligations to inform the Board forthwith upon his becoming aware that any of his colleagues engaged in the business of the Company is intending or contemplating the termination of his contract of employment with the Company.

16.	GARDEN LEAVE

(1)	If either the Executive or the Company serves notice on the other to terminate the Executive’s employment the Company may, in its absolute discretion, require the Executive to take ‘garden leave’ for all or part of the remaining period of his employment.

(2)	If the Executive is asked to take garden leave he:-

(a)	may not attend any premises of any Group Company;

(b)	may be asked to resign immediately from any offices he holds in any Group Company;

(c)	may be required to carry out none or some only of his duties during the remaining period of his employment;

(d)	must return to the Company all documents and other materials (including copies) belonging to any Group Company containing Confidential Business Information;

(e)	may not without the prior written permission of the Company contact or attempt to contact any employee, Business Contact or professional adviser of any Group Company.

(3)	During any period of garden leave the Executive will continue to receive his full salary and benefits.

17.	RECONSTRUCTION OR AMALGAMATION

If before the expiration of this Agreement the employment of the Executive hereunder shall be terminated by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangement for the amalgamation of the undertaking of the Company not involving a liquidation and the Executive shall be offered employment with the amalgamated or reconstructed company on terms no less favourable than the terms of this Agreement the Executive shall have no claim against the Company in respect of the termination of his employment by the Company hereunder.

18.	TERMINATION

(1)	The Company may by notice in writing and without paying the Executive in lieu of his notice entitlement forthwith terminate the Executive’s employment (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this Clause) if he:-

(a)	becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors; or

(b)	is guilty of any serious or persistent default or misconduct in connection with or affecting the business of the Company or wilfully neglects to carry out his duties hereunder or commits any material breach of the terms of this Agreement;

(c)	is guilty of conduct tending to bring himself or the Company into disrepute; or

(d)	becomes of unsound mind; or

(e)	is convicted of any criminal offence which involves imprisonment; or

(f)	is prohibited or disqualified by law from being a director; or

(g)	is in the reasonable opinion of the Board incompetent in the performance of his duties; or

(h)	shall become incapacitated from performing all or any of his duties hereunder by illness, injury or otherwise for a period exceeding (in total) 120 days (or such longer period as the Company may agree) in any period of twelve months from performing all or any of the Executive’s duties hereunder.

(2)	If at the date on which this Agreement is terminated the Executive shall be a director of the Company the Board may give him notice in writing requesting him to and he shall forthwith resign such directorship and if the appropriate resignation shall not be signed and delivered by the Executive to the Board within seven days after such request the Board may appoint any Director of the Company to sign a notice of resignation for and on behalf of and in the name of the Executive as his attorney for such purpose.

(3)	The Executive shall have no claim against the Company in respect of any lawful and fair termination of this Agreement by the Company in relation to any provision in any articles of association, agreement or arrangement which has the effect of requiring the Executive to sell or give up any shares, securities, options or rights at any price or which causes any options or other rights granted to him to become prematurely exercisable or lapse.

(4)	The Board, if it has reason to suspect that any one or more of the events set out in Clause 18(1) has or may have occurred, may at any time suspend the Executive for a maximum of 21 days pending the making and completion of such investigation(s) as the Board thinks fit. While the suspension continues, the Company shall, unless specifically otherwise provided in this Agreement, pay to the Executive his fixed salary and provide to him the other benefits set out in this Agreement. During the period of suspension the Company and relevant Group Companies shall not be obliged to provide work to the Executive and may require the Executive to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Company and/or the Group Companies. The Company may later terminate this Agreement, pursuant to the terms of this Agreement, on the grounds of the same or any other event.

19.	DISCIPLINE AND GRIEVANCES

There are no disciplinary rules applicable to the Executive. Any matter of discipline will be considered and determined by the Board. If the Executive is dissatisfied with any disciplinary decision relating to him or has any other grievance about his employment he should apply in writing to the Board. The Executive’s application will be dealt with by the Board who (after discussion with the Executive at a meeting at which he is entitled to be present) will notify him of the decision in writing.

20.	DATA PROTECTION

20.1	For the purposes of the Data Protection Act 1998 the Executive gives his consent to the holding and processing of personal data provided by him to the Company for all purposes relating to the performance of this Agreement including, but not limited to:

(a)	administering and maintaining personnel records;

(b)	paying and reviewing salary and other remuneration and benefits;

(c)	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

(d)	undertaking performance appraisals and reviews;

(e)	maintaining sickness and other absence records;

(f)	taking decisions as to the Executive’s fitness for work;

(g)	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes and the Inland Revenue; and

(h)	providing information to future purchasers of or investors in the Company or of the business in which the Executive works.

20.2	If personal data in respect of the Executive is transferred to a country outside the European Economic Area, the Company will take reasonable steps to ensure that his rights and freedoms in relation to the processing of his data are adequately protected. The Executive agrees that the Company may where appropriate transfer personal information about him to its overseas contacts.

21.	MONITORING

For the purposes of the Telecommunications (Lawful Business Practice) (Interception of Communications) Regulations 2000 and the Human Rights Act 1998 and the Data Protection Act 1998, the Executive acknowledges that the Company may monitor and/or record communications which he makes in the course of his employment, so far as it is lawful for the Company to do so. In this clause, “communications” include, without limitation, communications made by telephone, e-mail and fax, or over the internet.

22.	NOTICES

Any notice to be given hereunder shall be in writing and be sufficiently served in the case of the Executive by being delivered either personally to him or sent by recorded delivery post addressed to him at his usual last known place of abode or in the case of the Company by being delivered at or sent by recorded delivery post addressed to its registered office and any such notice if so posted shall be deemed served on the date two days following the day on which it was posted.

23.	PREVIOUS AGREEMENTS

(1)	This Agreement takes effect in substitution for all previous agreements and arrangements whether written or implied between the Company and the Executive relating to the employment of the Executive and all such agreements and arrangements if any shall be deemed to have been terminated by mutual consent as from the date of commencement of this Agreement.

(2)	The Executive represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding which would in any way restrict or prohibit him from undertaking or performing any of the duties in accordance with this Agreement.

24.	COLLECTIVE AGREEMENTS

There are no collective agreements affecting the Executive’s terms of employment.

25.	WRITTEN STATEMENT

The information contained herein constitutes a written statement of the terms of employment of the Executive in compliance with the provisions of the Employment Rights Act 1996.

IN WITNESS whereof the parties hereto have signed the instrument as their deed the day and year first before written

Executed as a Deed by OXFORD IMMUNOTEC LIMITED by the signature of

DR. AJIT LALVANI: /s/ Dr. Ajit Lalvani

as Director and

PATRICK CHARLES MORRISH BADDELEY on behalf of

Aldwych Secretaries Limited: /s/ Patrick Charles Morrish Baddeley

Secretary)

Signed as a Deed by DR PETER WRIGHTON-SMITH: /s/ Peter Wrighton-Smith

In the presence of:

/s/ R. Rappington

R. Rippington

3 Worcester St

Oxford OXI 2PZ

Receptionist